Exhibit 16.1	Letter, dated March 7, 2008 from KPMG LLP to the U.S. Securities and Exchange Commission

[Letterhead of KPMG]
KPMG LLP
Suite 900
10 South Broadway
St. Louis, MO 63102-1761

March 7, 2008

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for FutureFuel Corp. and subsidiary (the Company) and, under the date of April 23, 2007, except as to note 2, which is dated as of December 27, 2007, we reported on the consolidated financial statements of the Company as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2006, and for the period from August 12, 2005 (inception) to December 31, 2005. On February 13, 2008, we were notified that the Company engaged RubinBrown LLP as its principal accountants for the quarter ended September 30, 2007 and year ended December 31, 2007, and that the auditor-client relationship with KPMG LLP will cease upon completion of the filing of the 2nd Amendment to the Form 10 and the Form 10-Q as of and for the period ended June 30, 2007 and the issuance of our reports to be included in the 2nd Amendment to the Form 10. On March 3, 2008, the Company filed its Form 10-Q as of and for the period ended June 30, 2007, and the auditor-client relationship ceased. We have read the Company’s statements included under Item 4.01(b) of its Form 8-K dated February 20, 2008, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements regarding improvements made or the remediation of the internal control structure.

Very truly yours,

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.